Exhibit 10.34

Execution Copy

CREDIT AGREEMENT
dated as of
January 28, 2011
among
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
SUNTRUST BANK,
as Syndication Agent,
and
DEUTSCHE BANK SECURITIES INC.,
as Documentation Agent
J.P. MORGAN SECURITIES LLC,
as Joint Bookrunner and Joint Lead Arranger
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Bookrunner and Joint Lead Arranger

CHI:2457818.12

TABLE OF CONTENTS
Page
ARTICLE I    Definitions    1
SECTION 1.01. Defined Terms    1
SECTION 1.02. Classification of Loans and Borrowings    23
SECTION 1.03. Terms Generally    23
SECTION 1.04. Accounting Terms.    24
ARTICLE II    The Credits    25
SECTION 2.01. Commitments    25
SECTION 2.02. Loans and Borrowings    25
SECTION 2.03. Requests for Revolving Borrowings    25
SECTION 2.04. Funding of Borrowings    26
SECTION 2.05. Interest Elections    27
SECTION 2.06. Termination and Reduction of Commitments    28
SECTION 2.07. Repayment of Loans; Evidence of Debt    29
SECTION 2.08. Prepayment of Loans    30
SECTION 2.09. Fees    30
SECTION 2.10. Interest    31
SECTION 2.11. Alternate Rate of Interest    32
SECTION 2.12. Increased Costs    32
SECTION 2.13. Break Funding Payments    33
SECTION 2.14. Taxes    34
SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs    37
SECTION 2.16. Mitigation Obligations; Replacement of Lenders    38
SECTION 2.17. Defaulting Lenders.    39
ARTICLE III    Representations and Warranties    40
SECTION 3.01. Organization; Powers    40
SECTION 3.02. Authorization; Enforceability    40
SECTION 3.03. Governmental Approvals; No Conflicts    40
SECTION 3.04. Financial Statements; No Material Adverse Change    40
SECTION 3.05. Insurance Licenses    41
SECTION 3.06. Properties    41
SECTION 3.07. Borrower's Subsidiaries; Investments.    41
SECTION 3.08. Litigation    42
SECTION 3.09. Compliance with Laws and Agreements; Foreign Asset Control Regulations.    42
SECTION 3.10. Investment Company Status    42
SECTION 3.11. Taxes    43
SECTION 3.12. Material Agreements and Liens.    43
SECTION 3.13. Environmental Matters    43
SECTION 3.14. Capitalization    43
SECTION 3.15. No Reliance    44
SECTION 3.16. ERISA    44

i

SECTION 3.17. Regulation U    44
SECTION 3.18. Disclosure    44
SECTION 3.19. Solvency    44
SECTION 3.20. Anti-Terrorism Requirements.    45
ARTICLE IV    Conditions    46
SECTION 4.01. Effective Date    46
SECTION 4.02. Each Credit Event    47
ARTICLE V    Affirmative Covenants    47
SECTION 5.01. Financial Statements; and Other Information    47
SECTION 5.02. Notices of Material Events    49
SECTION 5.03. Insurance Subsidiary Reporting    50
SECTION 5.04. Existence; Conduct of Business    51
SECTION 5.05. Payment of Obligations    51
SECTION 5.06. Maintenance of Properties    51
SECTION 5.07. Insurance    51
SECTION 5.08. Proper Records; Rights to Inspect and Appraise    52
SECTION 5.09. Compliance with Laws.    52
SECTION 5.10. Use of Proceeds    52
SECTION 5.11. Licenses    52
ARTICLE VI    Negative Covenants    53
SECTION 6.01. Debt; Certain Equity Securities.    53
SECTION 6.02. Liens    54
SECTION 6.03. Fundamental Changes    55
SECTION 6.04. Investments    56
SECTION 6.05. Asset Sales    56
SECTION 6.06. Ceded Reinsurance    57
SECTION 6.07. Sale-Leaseback Transactions    58
SECTION 6.08. Restricted Payments    58
SECTION 6.09. Transactions with Affiliates    58
SECTION 6.10. Restrictive Agreements    59
SECTION 6.11. Maximum Ratio of Debt to Capital    59
SECTION 6.12. Minimum Risk-Based Capital Ratio    59
SECTION 6.13. Minimum Coverage Ratio    59
SECTION 6.14. Minimum Statutory Surplus    59
SECTION 6.15. Amendment of Material Documents; Prepayments.    59
SECTION 6.16. Lines of Business    61
SECTION 6.17. Fiscal Year    61
ARTICLE VII    Events of Default    61
ARTICLE VIII    The Administrative Agent    64
ARTICLE IX    Miscellaneous    66
SECTION 9.01. Notices    66

ii

SECTION 9.02. Waivers; Amendments    67
SECTION 9.03. Expenses; Indemnity; Damage Waiver    68
SECTION 9.04. Successors and Assigns    69
SECTION 9.05. Survival    72
SECTION 9.06. Counterparts; Integration; Effectiveness    72
SECTION 9.07. Severability    73
SECTION 9.08. Right of Setoff    73
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process    73
SECTION 9.10. WAIVER OF JURY TRIAL    74
SECTION 9.11. Headings    74
SECTION 9.12. Confidentiality    74
SECTION 9.13. Interest Rate Limitation    75
SECTION 9.14. USA PATRIOT Act    76

SCHEDULES:
Schedule 2.01 -- Commitments
Schedule 3.07 -- Borrower's Subsidiaries; Investments
Schedule 3.12 -- Material Agreements and Liens
Schedule 3.14 -- Capitalization
Schedule 6.01 -- Existing Debt
Schedule 6.02 -- Existing Liens
Schedule 6.06 - Ceded Reinsurance
Schedule 6.10 -- Restrictive Agreements
EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Borrowing Notice
Exhibit C -- Form of Promissory Note
Exhibit D -- Form of U.S. Tax Certificate
Exhibit E -- Form of Compliance Certificate

iii

CREDIT AGREEMENT dated as of January 28, 2011, among AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, the LENDERS party hereto, JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, SUNTRUST BANK, as Syndication Agent, and DEUTSCHE BANK SECURITIES INC., as Documentation Agent.
The parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2010 Warrants” means each of the warrant transaction confirmation letter agreements dated September 16, 2010 between the Borrower and one or more financial institutions, and any additional warrant transaction confirmation letter agreements entered into by the Borrower in connection with the Convertible 2010 Debt.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted Consolidated Debt” means, as of any date, Consolidated Debt (of the type described in any or all of clauses (a), (b), (c), (d), (e), (h) and (i) of the definition of “Debt”, but, as to clause (i), only to the extent that it is an unpaid obligation in respect of a letter of credit or letter of guaranty that is then due and payable and not contingent) of the Borrower and its Subsidiaries, other than (i) Debt evidenced by Trust Preferred Securities Notes, but only to the extent that the aggregate unpaid principal balance of such Trust Preferred Securities Notes on such date does not exceed an amount equal to fifteen percent (15%) of Total Capitalization on such date (for the sake of clarity, with any portion of Debt evidenced by Trust Preferred Securities Notes that exceeds an amount equal to fifteen percent (15%) of Total Capitalization on such date being included in Debt for the purposes of this definition) and (ii) Subordinated Debt other than any Debt evidenced by Trust Preferred Securities Notes.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted Total Capitalization” means, as of any date, an amount equal to Total Capitalization, plus Accumulated Other Comprehensive Loss, or minus Accumulated Other Comprehensive Income (as those terms are used under GAAP), as applicable, to the extent, if any, reflected as a component of Consolidated Net Worth as of such date.
“Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for deposits in Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any Business Day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“American Equity Life” means American Equity Investment Life Insurance Company, an Iowa insurance company.
“Amounts Available for Dividends” means, (a) as of the end of the first, second and third Fiscal Quarters of any Fiscal Year, the maximum aggregate amount of dividends that are permitted to be paid as of the date of determination by (i) American Equity Life, (ii) each other Insurance Subsidiary owned directly by the Borrower and (iii) each other Insurance Subsidiary owned directly by a Wholly-Owned Subsidiary of the Borrower which is not either (A) an Insurance Subsidiary or (B) a Subsidiary of an Insurance Subsidiary, and (b) as of the end of the last Fiscal Quarter of any Fiscal Year, the maximum aggregate amount of dividends that are permitted to be paid as of the first day of the immediately succeeding Fiscal Year by (i) American Equity Life, (ii) each other Insurance Subsidiary owned directly by the Borrower and (iii) each other Insurance Subsidiary owned directly by a Wholly-Owned Subsidiary of the Borrower which is not either (A) an Insurance Subsidiary or (B) a Subsidiary of an Insurance Subsidiary, in each case under clauses (a) and (b), under the Applicable Insurance Code of its state of domicile and without necessitating approval of the Applicable Insurance Regulatory Authority.
“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Insurance Code” means, as to any Insurance Subsidiary, the insurance code or other statute of any state where such Insurance Subsidiary is domiciled or doing insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time. References to sections of the Applicable Insurance Code shall be construed to also refer to successor sections.
“Applicable Insurance Regulatory Authority” means, when used with respect to any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which such Insurance Subsidiary is domiciled.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment; provided that in the case of Section 2.17 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender's status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the S&P Rating applicable on such date to the Index Debt:

Index Debt Ratings:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Level I Status	1.50%	2.50%	0.30%
Level II Status	1.75%	2.75%	0.375%
Level III Status	2.00%	3.00%	0.50%
Level IV Status	2.25%	3.25%	0.625%

For the purposes of this definition:
"Level I Status" exists at any date if, on such date, the Borrower's S&P Rating is BBB or better.
"Level II Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower's S&P Rating is BBB- or better.

"Level III Status" exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower's S&P Rating is BB+ or better.
"Level IV Status" exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, or Level III Status.
"S&P Rating" means, at any time, the rating issued by S&P and then in effect with respect to the Index Debt.
"Status" means Level I Status, Level II Status, Level III Status, or Level IV Status.
For purposes of the foregoing, (i) if S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then S&P shall be deemed to have established a rating in Level IV, and (ii) if the ratings established or deemed to have been established by S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P), such change shall be effective as of the date on which it is first announced by S&P, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.02 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P shall change, or if S&P shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from S&P and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. Notwithstanding the foregoing, until adjusted effective as of June 30, 2011, Level III Status shall be deemed to exist.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Assumed Reinsurance” means reinsurance assumed by any Insurance Subsidiary from another Person (other than from another Insurance Subsidiary or Affiliate of the Borrower).
“Authorized Control Level Risk-Based Capital”, as of any date, has the meaning set forth on page 22, line 31, column 1 of the annual Statutory Statement most recently filed by American Equity Life and each other Insurance Subsidiary (or equivalent page, line, column or statement, to the extent that any thereof is modified or replaced).
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Best” means A.M. Best & Co. and its successors and assigns or, if it shall be dissolved or shall no longer assign ratings to insurance companies, then any other nationally recognized insurance statistical rating agency designated by the Administrative Agent.
“Blocked Person” has the meaning specified in Section 3.20.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means American Equity Investment Life Holding Company, an Iowa corporation.
“Borrower-Only Cash” means, as of the end of any Fiscal Quarter, the sum of (a) Amounts Available for Dividends as of such Fiscal Quarter-end, (b) Trailing Borrower-Only EBITDA as of such Fiscal Quarter-end and (c) cash and Cash Equivalents (with the value thereof determined on a mark-to-market basis) of the Borrower as of such Fiscal Quarter-end.
“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.
“Cash Equivalents” means any of the following: (a) any investment in direct obligations of the United States of America or any agency thereof; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by any Lender or a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a Lender or a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the times as of which any investment therein is made of “P-l” (or higher) by Moody's or “A-1” (or higher) by S&P; and (e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody's.
“Ceded Reinsurance” means risk that is ceded (whether by co-insurance, reinsurance or equivalent relationship otherwise named) by any Insurance Subsidiary to any other Person (other than to another Insurance Subsidiary or Affiliate of the Borrower), other than Surplus Relief Reinsurance.
“Change in Control” means the occurrence of any of the following:
(a)    at any time that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this clause (a) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than any one or more of the following: (i) 10% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower and (ii) 10% of the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower;
(b)    during any period of eighteen (18) consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors (i) whose election by the Board of Directors was, or (ii) whose nomination for election by the Borrower's shareholders was, prior to the date of the proxy or consent solicitation relating to such nomination, approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the members of the Board of Directors then in office;
(c)    the adoption of a plan relating to the liquidation or dissolution of the Borrower; or
(d)    the merger (other than a merger permitted under the provisions of Section 6.03) or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a Consolidated basis) to another Person, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary voting power represented by the Equity Interests in the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the ordinary voting power represented by the Equity Interests in the surviving Person in such merger or consolidation transaction issued and outstanding immediately after such transaction and in substantially the same proportion as before the transaction.
“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning set forth in Section 9.13.
“Class”, when used in reference to any Loan or Borrowing, refers to the fact that such Loan, or the Loans comprising such Borrowing, are Revolving Loans.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Loans, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $160,000,000.
“Consolidated” means the Borrower and its Subsidiaries, taken as a whole in accordance with GAAP.
“Consolidated Assets” means, as at the date of any determination, the net book value of all assets of the Borrower and its Subsidiaries as of such date classified as assets in accordance with GAAP and determined on a Consolidated basis.
“Consolidated Liabilities” means, as at any date of determination, all liabilities of the Borrower and its Subsidiaries as of such date classified as liabilities in accordance with GAAP and determined on a Consolidated basis.
“Consolidated Net Worth” means, as at any date of determination, the remainder of (a) all Consolidated Assets (after deducting all applicable reserves and excluding any re-appraisal or write-up of assets after the date of this Agreement) as of such date, minus (b) all Consolidated Liabilities as of such date.
“Control” means possession, directly or indirectly, of the power (a) to vote 10% or more of any class of voting securities of a Person or (b) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible 2004 Debt” has the meaning specified in Section 6.01(a)(iv).
“Convertible 2004 Debt Documents” means the Indenture in respect of the Convertible 2004 Debt dated December 6, 2004 by and between the Borrower and U.S. Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture dated December 30, 2004, the Borrower's 5.25% Contingent Convertible Senior Notes Due 2024 issued thereunder, the Registration Rights Agreement (as defined therein) and related agreements and other documents, as amended and supplemented from time to time pursuant to this Agreement.
“Convertible 2009 Debt” has the meaning specified in Section 6.01(a)(v).
“Convertible 2009 Debt Documents” means the Indenture in respect of the Convertible 2009 Debt dated as of December 22, 2009 by and between the Borrower and U.S. Bank National Association, as Trustee, the Borrower's 5.25% Contingent Convertible Senior Notes Due 2029 issued thereunder, and related instruments, agreements and other documents, as amended and supplemented from time to time pursuant to this Agreement.
“Convertible 2010 Debt” has the meaning specified in Section 6.01(a)(vii).
“Convertible 2010 Debt Documents” means the Indenture in respect of the Convertible 2010 Debt dated as of September 22, 2010 by and between the Borrower and U.S. Bank National Association, as Trustee, the Borrower's 3.5% Convertible Senior Notes Due 2015 issued thereunder, and related instruments, agreements and other documents, as amended and supplemented from time to time pursuant to this Agreement.
“Convertible 2010 Debt Hedges” means each of the call option transaction confirmation letter agreements dated September 16, 2010 and September 17, 2010 referencing the Convertible 2010 Debt Documents between the Borrower and one or more financial institutions, and any additional call option transaction confirmation letter agreements entered into by the Borrower referencing the Convertible 2010 Debt Documents.
“Convertible Debt” means, collectively, the Convertible 2004 Debt, the Convertible 2009 Debt and the Convertible 2010 Debt.
“Convertible Debt Documents” means, collectively, the Convertible 2004 Debt Documents, the Convertible 2009 Debt Documents and the Convertible 2010 Debt Documents.

“Coverage Ratio” means, as of the end of any Fiscal Quarter, the ratio of (a) Borrower-Only Cash as of such Fiscal Quarter-end to (b) Fixed Charges of the Borrower as of such Fiscal Quarter-end.
“Credit Documents” means this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each promissory note, if any, delivered pursuant to Section 2.07(e) and any certificate required to be delivered by the Borrower pursuant to Article II or Article V.
“Current Redeemable Equity” means any preferred stock or other Equity Interests, which in either case, is subject to mandatory redemption at any time prior to the first anniversary of the Maturity Date (as it exists on any date of determination).
“Debt” of any Person means, without duplication:
(a)all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than unspent cash deposits or securities held in escrow by or in favor of such Person, or in a segregated deposit or securities account, as applicable, controlled by such Person, in each case in the ordinary course of business to secure the performance obligations of, or damages owing from, one or more third parties),
(b)all obligations of such Person evidenced by bonds, debentures, notes (including, without limitation, the Trust Preferred Securities Notes and the Convertible Debt) or similar instruments,
(c)all obligations of such Person on which interest charges are customarily paid (other than obligations where interest is levied only on late or past due amounts),
(d)all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person,
(e)all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),
(f)all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,
(g)all Guarantees by such Person of Debt of others,
(h)all Capital Lease Obligations of such Person,
(i)all unpaid obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (other than cash collateralized letters of credit to secure the performance of workers' compensation, unemployment insurance, other social security laws or regulations, bids, trade contracts, leases, environmental and other statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, obtained in the ordinary course of business),
(j)all capital stock of such Person which is required to be redeemed or is redeemable at the option of the holder if certain events or conditions occur or exist or otherwise, and
(k)all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances.
The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor pursuant to law or judicial holding as a result of such Person's ownership interest in or other relationship with such entity, except to the extent that contractual provisions binding on the holder of such Debt provide that such Person is not liable therefor; provided, that Debt shall not include (i) obligations with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements or Retrocession Agreements entered into by, an Insurance Subsidiary in the ordinary course of its business, (ii) obligations with respect to Surplus Relief Reinsurance ceded by an Insurance Subsidiary, (iii) obligations in the ordinary course of business of such Person to purchase securities that arise out of or in connection with the sale of the same or substantially similar securities or to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities or (iv) other than for the purposes of paragraph (g) of Article VII, any payment obligation under any 2010 Warrants, except to the extent that any such payment obligation, if and when any such payment obligation may arise, is greater than the amount of any concurrent payment or payments received by the Borrower in connection with the termination, cancellation or early unwind of any Convertible 2010 Debt Hedges.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Effective Date Trust Preferred Securities” means mandatorily redeemable preferred securities issued by any of the following Delaware business trusts that are Affiliates of the Borrower as of the Effective Date: American Equity Capital Trust I, American Equity Capital Trust II, American Equity Capital Trust III, American Equity Capital Trust IV, American Equity Capital Trust V, American Equity Capital Trust VI, American Equity Capital Trust VII, American Equity Capital Trust VIII, American Equity Capital Trust IX, American Equity Capital Trust X, American Equity Capital Trust XI and American Equity Capital Trust XII.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effects of the environment on health and safety.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any Equity Rights in such Person.
“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 4 14(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (except an event for which the 30-day notice period is waived); (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Code; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f)(i) of the Code; (g) the conditions exist for the imposition of a lien under Section 303(k) of ERISA; (h) a Plan is considered an “at risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (i) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status, critical status, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Taxes” means, with respect to any payment made by the Borrower under this Agreement, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located (collectively, “Income Taxes”), (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is organized or in which its principal office is located, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender's failure to comply with Section 2.14(e), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a) and (d) any Taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.
“Existing 2004 Terms” has the meaning specified in Section 6.01(a)(iv).
“Existing 2009 Terms” has the meaning specified in Section 6.01(a)(v).
“Existing 2010 Terms” has the meaning specified in Section 6.01(a)(vii).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer or vice president of accounting of the Borrower.
“Fiscal Quarter” means a fiscal quarter of the Borrower.
“Fiscal Year” means a fiscal year of the Borrower.
“Fixed Charges” means, as of any date of determination, the sum, without duplication, of (a) Interest Expense of the Borrower only, less amortization of Debt discount and Debt issuance costs, for the four (4) Fiscal Quarter period ending on such date of determination, (b) Restricted Payments made or incurred by the Borrower only during the four (4) Fiscal Quarter period ending on such date of determination, (c) the cash portion of any expense incurred by Borrower only attributable to interest rate Hedging Agreements related to any Borrower Debt and (d) any principal payments owing in respect of Debt of the Borrower only during the four (4) Fiscal Quarter period immediately following such date of determination, including the value of any Convertible Debt that may be put to the Borrower only in such period.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a basis consistent (except for changes concurred with by the Borrower's independent public accountants) with the most recent audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders.
“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other debt-like obligations of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, option or index option derivative agreement or other interest rate, currency exchange rate, commodity price, or option or index option hedging arrangement.
“Income Taxes” has the meaning specified in clause (a) of the definition of Excluded Taxes.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under this Agreement, and (b) Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Insurance Subsidiary” means a Subsidiary that is a regulated insurance company. As of the date of this Agreement, American Equity Investment Life Insurance Company, American Equity Investment Life Insurance Company of New York and Eagle Life Insurance Company constitute the Insurance Subsidiaries.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.05.
“Interest Expense” means, for any fiscal period, all expense of the Borrower or any of its Subsidiaries for such fiscal period classified as interest expense for such period, including interest on capitalized interest and interest under “synthetic” leases, in accordance with GAAP; provided, that Interest Expense shall not include any interest expense in respect of obligations in the ordinary course of business of the Borrower or any of its Subsidiaries to purchase securities that arise out of or in connection with the sale of the same or substantially similar securities or to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.
"IRS" means the United States Internal Revenue Service.
“Lead Arrangers” means each of J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. in its capacity as a joint lead arranger.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.06(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“License” has the meaning set forth in Section 3.05.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” means a Revolving Loan.

“Material Adverse Effect” means a material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under any Credit Document or (c) the rights of or benefits available to Administrative Agent or any Lender under, or the validity or enforceability of, any Credit Document.
“Material Debt” means Debt (other than obligations in respect of the Loans) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000; provided, that at any time that the Borrower or any Subsidiary is a party to any agreement with respect to Debt with a principal amount outstanding in excess of $25,000,000 which includes a provision comparable to paragraph (g) of Article VII hereof with a smaller threshold, then such smaller threshold shall be substituted therefor. For purposes of determining Material Debt, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time will be the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Insurance Subsidiary” means a Material Subsidiary that is also an Insurance Subsidiary. As of the date of this Agreement, American Equity Investment Life Insurance Company constitutes the only Material Insurance Subsidiary.
“Material Subsidiary” means a Subsidiary that holds, directly or indirectly, more than 5% of the Consolidated assets of the Borrower and its Subsidiaries at such time or that accounts for more than 5% of the consolidated revenues of the Borrower and its Subsidiaries at such time, in each instance determined in accordance with GAAP.
“Maturity Date” means January 28, 2014.
“Maximum Rate” has the meaning set forth in Section 9.13.
“Moody's” means Moody's Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NAIC” means the National Association of Insurance Commissioners and any successor thereto.
“Net Available Proceeds” means, with respect to the sale or other disposition of any Equity Interests of the Borrower or a Material Subsidiary, the aggregate amount of all cash received by the Borrower and its Material Subsidiaries in respect of such sale or other disposition, net of reasonable expenses incurred by the Borrower and its Material Subsidiaries in connection therewith.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced this Agreement or any other Credit Document, or sold or assigned an interest in this Agreement.
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.16(b)).
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Investments” means any of the following: (a) Cash Equivalents; and (b) any other investment permitted by the Applicable Insurance Regulatory Authority.
“Permitted Liens” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
(b)    carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations (including, without limitation, deposits made in the ordinary course of business to cash collateralize letters of credit described in the parenthetical in clause (i) of the definition of “Debt”);
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and Liens imposed by statutory or common law relating to banker's liens or rights of setoff or similar rights relating to deposit accounts, in each case in the ordinary course of business;

(e)    Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, any Insurance Subsidiary in the ordinary course of business;
(f)    deposits with insurance regulatory authorities in the ordinary course of business; and
(g)    easements, zoning restrictions, rights-of-way, licenses, reservations, minor irregularities of title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Material Subsidiary;
provided that, except as provided in clause (c), above, the term “Permitted Liens” shall not include any Lien that secures Debt.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (except a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) a “contributing sponsor” as defined in Section 400 l(a)(13) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.
“Register” has the meaning assigned to such term in Section 9.04.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement providing for Ceded Reinsurance by any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Loans and unused Commitments representing more than 50% of the sum of the total Revolving Loans and unused Commitments at such time.
“Restricted Payment” means, without duplication, (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or with respect to any Trust Preferred Securities or (b) any payment (whether in cash, securities or other property) or incurrence of an obligation by the Borrower or any of its Subsidiaries, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in the Borrower or any Trust Preferred Securities.
“Retrocession Agreement” means any agreement, contract, treaty or other arrangement (other than Surplus Relief Reinsurance) whereby any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary cedes reinsurance to other insurers (other than to another Insurance Subsidiary or any of its Subsidiaries).
“Revolving Loan” means a Loan made by the Lenders to the Borrower pursuant to Article II hereof.
“Risk-Based Capital Ratio” means, as of the end of any Fiscal Quarter, the ratio of (a) Total Adjusted Capital as of such Fiscal Quarter-end to (b) an amount equal to (i) Authorized Control Level Risk-Based Capital (as prescribed or defined by the Applicable Insurance Regulatory Authority from time to time) as of such Fiscal Quarter-end, times (ii) two (2).
“Sale-Leaseback Transaction” has the meaning specified in Section 6.07.
“SAP” means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority from time to time, applied on a basis consistent with those that, in accordance with the second sentence of Section 1.04(a) hereof, are to be used in making the calculations for purposes of determining compliance with this Agreement.
“S&P” means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors and assigns or, if it shall be dissolved or shall no longer assign credit ratings to long term debt, then any other nationally recognized statistical rating agency designated by the Administrative Agent.
“SEC” means the United States Securities and Exchange Commission.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Statutory Statement” means, as to any Insurance Subsidiary, a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority and filed with the Applicable Insurance Regulatory Authority.
“Statutory Surplus” means, as at any date for any Insurance Subsidiary, the aggregate amount of surplus as regards policyholders (determined without duplication in accordance with SAP) of such Insurance Subsidiary, as set forth on page 3, line 38, of the most recent Statutory Statement of such Insurance Subsidiary (or equivalent page, line, or statement, to the extent that any thereof is modified or replaced).
“Subordinated Debt” means the Debt of the Borrower evidenced by the Trust Preferred Securities Notes and any other Debt of the Borrower (a) no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is twelve months after the Maturity Date and (b) that has been subordinated to the Loans and other obligations of the Borrower under the Credit Documents in right and time of payment upon terms that are satisfactory to the Required Lenders, which terms may, in the Required Lenders' determination, include (without limitation) limitations or restrictions on the right of the holder of such Debt to receive payments and exercise remedies.
“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests (A) representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership voting interests or (B) otherwise having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled (pursuant to clause (b) of the definition of “Control”) as of such date, by the parent and/or one or more of its subsidiaries, but excluding any such entity that is required to be consolidated under GAAP solely by reason of FASB Interpretation No. 46.
“Subsidiary” means any subsidiary of the Borrower. As of the date of this Agreement, American Equity Investment Life Insurance Company, American Equity Investment Life Insurance Company of New York, American Equity Advisors, Inc., American Equity Capital, Inc., American Equity Properties, L.C., AERL, L.C., Eagle Life Insurance Company, American Equity Investment Service Company, American Equity Capital Trust I, American Equity Capital Trust II, American Equity Capital Trust III, American Equity Capital Trust IV, American Equity Capital Trust V,

American Equity Capital Trust VI, American Equity Capital Trust VII, American Equity Capital Trust VIII, American Equity Capital Trust IX, American Equity Capital Trust X, American Equity Capital Trust XI and American Equity Capital Trust XII are the Subsidiaries of the Borrower.
“Surplus Relief Reinsurance” means any transaction in which any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary cedes business under a Reinsurance Agreement that would be considered a “financing-type” reinsurance agreement as determined in accordance with GAAP.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Adjusted Capital” as of any date, has the meaning set forth on page 22, line 30, column 1 of the annual Statutory Statement most recently filed by American Equity Life and each other Insurance Subsidiary (or, the equivalent page, line, column or statement, to the extent that any thereof is modified or replaced).
“Total Capitalization” means, as of any date, the aggregate of, without duplication, (a) Consolidated Debt of the Borrower, of the type described in any or all of clauses (a), (b), (c), (d), (e), (h) and (i) of the definition of Debt (but with respect to clause (i), only to the extent that it is an unpaid obligation in respect of a letter of credit or letter of guaranty that is then due and payable and not contingent on such date), and (b) Consolidated Net Worth of the Borrower, on such date.
“Trailing Borrower-Only EBITDA” means, as of the end of any Fiscal Quarter for the trailing four (4) Fiscal Quarter period then ended, the Borrower-only after-tax gain (loss) before equity in undistributed income of Subsidiaries for such period, as determined in accordance with GAAP, plus, without duplication, (a) Interest Expense of the Borrower only for such period, (b) depreciation of the Borrower only for such period, as determined in accordance with GAAP, (c) amortization of the Borrower only for such period, as determined in accordance with GAAP, (d) Borrower-only deferred income tax (or less benefits) during such period, (e) expense (or less benefits) of the Borrower only attributable to interest rate Hedging Agreements for such period, as determined in accordance with GAAP, (f) non-cash compensation expense of the Borrower only for such period, as determined in accordance with GAAP, and (g) losses (or less gains) attributable to the retirement of Debt of the Borrower only for such period, as determined in accordance with GAAP.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof.
“Trust Preferred Securities” means mandatorily redeemable preferred securities issued by one or more Delaware business trusts that are Affiliates of the Borrower (including, without limitation, Effective Date Trust Preferred Securities), to which trusts the Borrower has issued Trust

Preferred Securities Notes, provided, that no such preferred securities shall be mandatorily redeemable earlier than November 18, 2014.
“Trust Preferred Securities Notes” means (a) the unsecured junior subordinated deferrable interest notes issued by the Borrower to evidence loans made to the Borrower by the issuers of the Trust Preferred Securities from the proceeds of the sale of such Trust Preferred Securities under and pursuant to any of the Effective Date Trust Preferred Securities and (b) any subsequent unsecured junior subordinated deferrable interest notes issued by the Borrower to evidence loans made to the Borrower by the issuers of the Trust Preferred Securities from the proceeds of the sale of such Trust Preferred Securities, which notes are governed by indentures in all material respects equivalent (other than the face amount of such debentures) to that certain Junior Subordinated Indenture dated June 15, 2005 between the Borrower and JPMorgan Chase Bank, N.A., as trustee.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.S. Person” means a "United States" person within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.14(f)(ii)(D)(2).
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower and the Administrative Agent.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms.
(a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent hereunder shall (unless otherwise disclosed to the Administrative Agent in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared in accordance with accounting principles or with statutory accounting practices applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent hereunder (which, prior to the delivery of the first financial statements under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements as at December 31, 2009 referred to in Section 3.04 hereof). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of accounting principles or with statutory accounting practices applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Administrative Agent pursuant to Section 5.01 hereof (or, prior to the delivery of the first financial statements under Section 5.01 hereof, used in the preparation of the audited, or annual statutory, financial statements as at December 31, 2009 referred to in Section 3.04 hereof) or as promulgated by the Applicable Insurance Regulatory Authority on or prior to such date unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders (through the Administrative Agent) shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the audited, or annual statutory, financial statements referred to in Section 3.04 hereof) or, alternatively, such financial covenant (or related definition) shall be amended in a manner satisfactory to Borrower and Required Lenders to reflect such changed calculation. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under accounting principles permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.
(b) The Borrower shall deliver to the Administrative Agent at the same time as the delivery of any annual or quarterly financial statements under Section 5.01 hereof (i) a description in reasonable detail of any material variation between the application of accounting principles or statutory accounting practices employed in the preparation of such statements and the application of accounting principles or statutory accounting practices employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

ARTICLE II
The Credits
SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Loans exceeding such Lender's Commitment or (b) the sum of the total Revolving Loans exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.
(b) Subject to Section 2.11, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.
(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall be in the form of Exhibit B and shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.
SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.
SECTION 2.05. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. Subject to the requirements of Section 2.02(c), the Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.06. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the sum of the Revolving Loans then outstanding would exceed the total Commitments.
(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(d) The Borrower may, from time to time, on up to three occasions, at its option, seek to increase the total Commitments by up to an aggregate amount of $50,000,000 (resulting in maximum total Commitments of $200,000,000) upon at least thirty (30) days' prior written notice to the Administrative Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default has occurred and is continuing. After delivery of such notice, the Administrative Agent or the Borrower, in consultation with the Administrative Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the total Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities reasonably acceptable to the Administrative Agent and the Borrower. No increase in the total Commitments shall become effective until the existing or new Lenders extending such incremental Commitment amount and the Borrower shall have delivered to the Administrative Agent a document in form reasonably satisfactory to the Administrative Agent (which shall include the Borrower's representation that the conditions set forth in Section 4.02 are then satisfied) pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder and the Borrower accepts such incremental Commitments. Upon the effectiveness of any increase in the total Commitments pursuant hereto, each Lender (new or existing) with an increased or new Commitment shall be deemed to have accepted an assignment from the existing Lenders, and the existing Lenders shall be deemed to have made an assignment to each new or existing Lender accepting a new or increased Commitment, of a ratable interest in each then outstanding Revolving Loan (in each case, on the terms and conditions set forth in the Assignment and Assumption). Assignments pursuant to the preceding sentence shall be made in exchange for, and substantially contemporaneously with the payment to the assigning Lenders of, the principal amount assigned plus accrued and unpaid interest and commitment fees. Payments received by assigning Lenders pursuant to this Section in respect of the principal amount of any Eurodollar Loan shall, for purposes of Section 2.13, be deemed prepayments of such Loan. Any increase of the total Commitments pursuant to this Section shall be subject to receipt by the Administrative Agent from the Borrower of such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.
SECTION 2.07. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans made by it be evidenced by a promissory note in the form of Exhibit C hereto. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in such form or as otherwise approved by the Administrative Agent and such Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
(f) If at any time the aggregate Revolving Loans of the Lenders exceeds the aggregate Commitments of the Lenders, the Borrower shall immediately prepay the Revolving Loans in the amount of such excess.
SECTION 2.08. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(c). Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the difference between the Commitment of such Lender and the outstanding principal balance of the Loans of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c) The Borrower agrees to pay to SunTrust Bank, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower, SunTrust Robinson Humphrey, Inc. and SunTrust Bank.
(d) All commitment fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.12. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender; or
(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipeint of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such other Recipient or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs incurred or reduction suffered.
(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.
(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.14 Taxes. (a) Each payment by the Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
(b) The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d) The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)Status of Lenders.
(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A) through (E) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of,

U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;
(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit D (a "U.S. Tax Certificate") to the effect that such Lender is not (a) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (b) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14

(including additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h) Each party's obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.
SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans hereunder resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans hereunder and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans hereunder of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans hereunder; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans hereunder to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If (i) any Lender requests compensation under Section 2.12 hereof, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 hereof, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender shall fail to consent to a departure or waiver of any provision of the Credit Documents or fail to agree to any amendment thereto, which waiver, consent or amendment requires the consent of all Lenders or of all Lenders directly affected thereby and has been consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04 hereof, with the Borrower obligated to pay any applicable processing and recordation fee), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); provided however, that in the case of the Borrower's replacement of a Defaulting Lender for failure to fund Loans hereunder, the assignee or the Borrower, as the case may be, shall hold back from such amounts payable to such Lender and pay directly to the Administrative Agent, any payments due to the Administrative Agent or the non-Defaulting Lenders by the Defaulting Lender under this Agreement, (C) in the case of any such assignment resulting from a claim for compensation under Section 2.12 hereof or payments required to be made pursuant to Section 2.14 hereof, such assignment will result in a reduction in such compensation or payments, and (D) in the case of clause (iv) above, the applicable Assignee shall have agreed to the applicable departure, waiver or amendment of the Credit Documents. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.17. Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.09(a); and
(b) the Commitment and outstanding principal amount of Revolving Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender, and provided further, that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender made pursuant to clause (i), (ii) or (iii) of the first proviso to Section 9.02(b) (but, in respect of such clauses (ii) and (iii), only to the extent relating to principal or interest) shall also require the consent of any such Lender which has become a Defaulting Lender.

ARTICLE IARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
SECTION 3.01. Organization; Powers. The Borrower and each of its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by the Borrower are within its corporate powers and have been duly authorized by all necessary corporate action and, if required, stockholder or equity holder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Credit Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions and the use of the proceeds thereof (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the articles of incorporation, by-laws or other organizational documents of the Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its properties, or give rise to a right thereunder to require the Borrower to make any payment, where such default or payment reasonably can be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any property of the Borrower.
SECTION 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) the audited Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2009 and the related Consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by KPMG LLP, independent public accountants, and (ii) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2010 and the related Consolidated statements of income and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended, all certified by the Borrower's chief financial officer. Such financial statements present fairly, in all material respects, the Consolidated financial position of the Borrower and its Subsidiaries as of such dates and its Consolidated results of operations and cash flows for such periods in accordance with GAAP, subject to the absence of footnotes in the case of the statements referred to in clause (ii) above. None of the Borrower or any of its Material Subsidiaries has on the date hereof any material contingent liabilities, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates.
(b) Since December 31, 2009, there has been no material adverse change in the business, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole.
(c) The Borrower has heretofore furnished to each of the Lenders the annual Statutory Statement of each Insurance Subsidiary for the fiscal year ended December 31, 2009, and the quarterly Statutory Statement of each Insurance Subsidiary for the partial year ended September 30, 2010, in each case as filed with the Applicable Insurance Regulatory Authority. All such Statutory Statements present fairly in all material respects the financial condition of each Insurance Subsidiary as at, and the results of operations for, the fiscal year ended December 31, 2009 and the partial year ended September 30, 2010, in accordance with statutory accounting practices prescribed or permitted by the Applicable Insurance Regulatory Authority. Since December 31, 2009, there has been no material adverse change in the financial condition of any Material Insurance Subsidiary from that set forth in its respective Statutory Statement as at December 31, 2009.
SECTION 3.05. Insurance Licenses. Schedule T to the most recent annual Statutory Statement of each Insurance Subsidiary lists, as of the Effective Date, all of the jurisdictions in which such Insurance Subsidiary holds active licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business or to act as an insurance agent or broker (collectively, the “Licenses”). Each Insurance Subsidiary is in compliance in all material respects with each License held by it. No License (to the extent material) is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and to the knowledge of the Borrower no such suspension or revocation has been threatened by any Applicable Insurance Regulatory Authority except in any such case where such proceedings would not have a Material Adverse Effect.
SECTION 3.06. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business.
SECTION 3.07. Borrower's Subsidiaries; Investments.
(a) As of the Effective Date, the Borrower has no Subsidiaries, other than those set forth on Part A of Schedule 3.07. Part A of Schedule 3.07 accurately identifies the jurisdiction under the laws of which each such Subsidiary is formed and whether such Subsidiary is or is not, as the case may be, a Material Subsidiary as of the Effective Date.
(b) Set forth on Part B of Schedule 3.07 is a complete and correct list of all Investments (other than (i) Investments disclosed in Part A of said Schedule 3.07 and any other Investments existing as of the date hereof permitted under Section 6.04 and (ii) Guarantees of Debt the aggregate principal or face amount of which Debt is less than $5,000,000) held by the Borrower or any of its Subsidiaries in any Person on the date hereof and, for each such Investment, (A) the identity of the Person or Persons holding such Investment and (B) the nature of such Investment. Except as disclosed in Part B of Schedule 3.07, each of the Borrower and its Subsidiaries owns, free and clear of all Liens, all such Investments.
SECTION 3.08. Litigation. There is no action, suit, arbitration proceeding or other proceeding, inquiry or investigation, at law or in equity, before or by any arbitrator or Governmental Authority pending against the Borrower or any Subsidiary or of which the Borrower or any Subsidiary has otherwise received notice or which, to the knowledge of the Borrower, is threatened against the Borrower or any Subsidiary (i) as to which, but after giving effect to any applicable insurance claim reserve, there is a reasonable possibility of an unfavorable decision, ruling or finding which would reasonably be expected to result in a Material Adverse Effect or (ii) that involves any of the Credit Documents or the Transactions or the use of the proceeds thereof.
SECTION 3.09. Compliance with Laws and Agreements; Foreign Asset Control Regulations.
(a) The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including (i) all Environmental Laws, (ii) ERISA, (iii) applicable laws, regulations and orders dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable law dealing with such matters) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
(b) The Borrower is and will remain in full compliance with all laws and regulations applicable to it ensuring that no person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”). Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (B) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224

(September 23, 2001), any related enabling legislation or any other similar Executive Orders.
SECTION 3.10. Investment Company Status. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
SECTION 3.11. Taxes. The Borrower and its Subsidiaries (other than Eagle Life Insurance Company) are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Borrower is the “common parent” (within the meaning of Section 1504 of the Code) of such group. The Borrower and its Material Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Material Subsidiaries. The charges, accruals and reserves on the books of the Borrower and its Material Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. The Borrower has not given or been requested to give a waiver of the statute of limitations relating to the payment of any Federal, state, local and foreign taxes or other impositions.
SECTION 3.12. Material Agreements and Liens.
(a) Part A of Schedule 3.12 is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Debt or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower or any of its Subsidiaries, outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of said Schedule 3.12.
(b) Part B of Schedule 3.12 is a complete and correct list of each Lien securing Debt of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any property of the Borrower or any of its Subsidiaries, and the aggregate Debt secured (or that may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of said Schedule 3.12.
SECTION 3.13. Environmental Matters. Each of the Borrower and its Subsidiaries has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not (either individually or in the aggregate) have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of the Borrower and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not (either individually or in the aggregate) have a Material Adverse Effect.
SECTION 3.14. Capitalization. The authorized capital stock of the Borrower consists, on the date hereof, of an aggregate of 127,000,000 shares consisting of (a) 125,000,000 shares of common stock, $1 par value, of which (as of September 30, 2010) 58,623,726 shares were duly and validly issued and outstanding, each of which shares is fully paid and non-assessable, and (b) 2,000,000 shares of preferred stock, $1 par value, of which (as of September 30, 2010) no shares were issued and outstanding. As of the date hereof, (i) except as set forth in Part A of Schedule 3.14, there are no outstanding Equity Rights with respect to the Borrower and (ii) except as set forth in Part B of Schedule 3.14, there are no outstanding obligations of the Borrower or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of capital stock of the Borrower nor are there any outstanding obligations of the Borrower or any of its Subsidiaries to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of the Borrower or any of its Subsidiaries.
SECTION 3.15. No Reliance. The Borrower has made, independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate, its own decision to enter into this Agreement and has made (and will continue to make), independently and without reliance upon the Administrative Agent or any Lender, and based on such documents and information as it has deemed appropriate (or shall deem appropriate at the time), its own legal, credit and tax analysis of the transactions contemplated hereby.
SECTION 3.16. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.17. Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).
SECTION 3.18. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All of the reports, financial statements, certificates and other written information (other than projected financial information) that have been made available by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Credit Document or delivered hereunder or thereunder, are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

SECTION 3.19. Solvency. Immediately after the Transactions to occur on the Effective Date are consummated and after giving effect to the application of the proceeds of each Loan made on the Effective Date and after giving effect to the application of the proceeds of each Loan made on any other date, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and proposed to be conducted after the Effective Date.
SECTION 3.20. Anti-Terrorism Requirements.
(a) Neither the Borrower nor any Affiliate of the Borrower, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
(b) Neither the Borrower nor any Affiliate of the Borrower or their respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):
(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;
(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;
(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or
(vi) a Person that is affiliated or associated with a Person listed above.
(c) Neither the Borrower or, to the knowledge of the Borrower, any of its agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Marla G. Lacey, Associate General Counsel for the Borrower and (ii) Skadden Arps, Slate, Meagher & Flom LLP, special counsel for the Borrower, which opinions shall cover such matters relating to the Borrower, this Agreement, the other Credit Documents and the Transactions (including the subordination of the Borrower's Debt and obligations under each indenture governing the Trust Preferred Securities Notes to its Debt and obligations hereunder) and otherwise shall be in such form and substance, as the Administrative Agent shall reasonably request. The Borrower hereby requests each such counsel to deliver such opinions.
(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization for and the validity of the Transactions and any other legal matters relating to the Borrower, this Agreement, the other Credit Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(e) The Administrative Agent, the Lenders and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under the Credit Documents.
(f) All consents and approvals (including, without limitation, consents and approvals required for insurance and regulatory compliance) required to be obtained from any Governmental Authority or other Person in connection with the Transactions shall have been obtained and be in full force and effect, except where failure to obtain such approval or consent would not have a Material Adverse Effect.
(g) The Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Credit Agreement among the Borrower, various lender parties thereto, and KeyBank National Association, as administrative agent, dated November 20, 2006, as thereafter amended or supplemented, shall have expired or been terminated and that all of the respective Debt and other obligations of the Borrower and its Subsidiaries thereunder shall have been paid and satisfied in full.
(h) The Administrative Agent and the Lenders shall have received from the Borrower such other certificates and other documents as the Administrative Agent or any Lender may reasonably have requested, including the promissory note complying with Section 2.07(e) of any Lender requesting such promissory note.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on January 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Borrower set forth in this Agreement and the other Credit Documents shall be true and correct on and as of the date of such Borrowing.
(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
Affirmative Covenants
Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements; and Other Information. The Borrower shall furnish to the Administrative Agent (for delivery to each Lender):

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year, its audited Consolidated balance sheet as of the end of such Fiscal Year and the related Consolidated statements of income and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries on a Consolidated basis in accordance with generally accepted auditing standards;
(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, its Consolidated balance sheet as of the end of such Fiscal Quarter, the related Consolidated statements of income for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year, and the related Consolidated statements of cash flows for the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as (i) reflecting all adjustments (which adjustments are normal and recurring unless otherwise disclosed) necessary for a fair presentation of the results for the period covered and (ii) having been prepared in accordance with the applicable rules of the SEC;
(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer in the form of Exhibit E (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11 through Section 6.14, inclusive, and (iii) identifying any change(s) in GAAP or in the application thereof that have become effective since the date of, and have had an effect on, the Borrower's most recent audited financial statements referred to in Section 3.04 or delivered pursuant to this Section (and, if any such change has become effective, specifying the effect of such change on the financial statements accompanying such certificate);
(d) concurrently with each delivery of financial statements under clause (a) above, (i) a certificate of the accounting firm that reported on such financial statements stating whether during the course of their examination of such financial statements they obtained knowledge of any Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) a certificate of a Financial Officer identifying any Subsidiary that has been formed or acquired during the Fiscal Year covered by such financial statements;
(e) promptly after the same become publicly available, copies of all periodic and other material reports and proxy statements filed by the Borrower or any Material Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

(f) promptly upon the effectiveness of any material amendment or modification of, or any waiver of the rights of the Borrower or any Material Subsidiary under, the certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents of the Borrower or any Material Subsidiary, copies of any such documents; and
(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower and its Subsidiaries, or compliance with the terms of any Credit Document, as the Administrative Agent or any Lender may reasonably request;
provided, that any information or document that is required to be furnished by any of clauses (a), (b), (e), (f) and (g) of this Section 5.01 and that is filed with the SEC via the EDGAR filing system shall be deemed to be furnished so long as the Borrower provides to the Administrative Agent and the Lenders electronic or written notice of the posting of such information or document.
SECTION 5.02. Notices of Material Events. The Borrower shall furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority or Applicable Insurance Regulatory Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or the filing of any other legal or arbitral proceedings, and any material development in respect of such legal or other proceedings, affecting the Borrower or any of its Subsidiaries, except proceedings that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of the Borrower and its Material Subsidiaries in an aggregate amount exceeding $5,000,000;
(d) the occurrence of any change in the Borrower's S&P Rating;
(e) at least five Business Days prior to the effectiveness of any amendment to the terms of any of the Convertible Debt, or the effectiveness of any agreement governing any Debt in replacement, refinance or exchange thereof, a copy of such amendment or agreement;
(f) any actual or proposed change in any Applicable Insurance Code that could reasonably be expected to have a Material Adverse Effect, promptly upon the Borrower's or any Insurance Subsidiary's becoming aware of such actual or proposed change;

(g) any change in the published rating by Best of any Person to which any Insurance Subsidiary has ceded risk pursuant to a Reinsurance Agreement if such change causes such published rating to be “B+” or lower; and
(h) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Insurance Subsidiary Reporting. The Borrower shall furnish to the Administrative Agent and each Lender copies of the following:
(a)promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Material Insurance Subsidiary, the quarterly Statutory Statement of such Material Insurance Subsidiary for such quarterly fiscal period, together with the opinion thereon of a senior financial officer of such Material Insurance Subsidiary stating that such Statutory Statement presents the financial condition of such Material Insurance Subsidiary for such quarterly fiscal period in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority;
(b)promptly after filing with the Applicable Insurance Regulatory Authority and in any event within 90 days after the end of each fiscal year of each Material Insurance Subsidiary, the annual Statutory Statement of such Material Insurance Subsidiary for the recently completed fiscal year, together with (i) the opinion thereon of a senior financial officer of such Material Insurance Subsidiary stating that said annual Statutory Statement presents the financial condition of such Material Insurance Subsidiary for such fiscal year in accordance with statutory accounting practices required or permitted by the Applicable Insurance Regulatory Authority, and (ii) a copy of the “Statement of Actuarial Opinion” for such Material Insurance Subsidiary which is provided to the Applicable Insurance Regulatory Authority (or equivalent information should such Applicable Insurance Regulatory Authority no longer require such a statement), which statement shall be in the format prescribed by the Applicable Insurance Code of the state of domicile of such Material Insurance Subsidiary;
(c)within 180 days after the end of each fiscal year of each Material Insurance Subsidiary, the report of KPMG LLP (or other independent certified public accountants of recognized national standing) on the annual Statutory Statements delivered pursuant to clause (b), above;
(d)promptly after any Material Insurance Subsidiary receives the results of a triennial examination by the NAIC of the financial condition and operations of such Insurance Subsidiary or any of its Material Subsidiaries, a copy thereof;

(e)promptly following the delivery or receipt by the Borrower or any of its Material Insurance Subsidiaries of any correspondence, notice or report to or from any Applicable Insurance Regulatory Authority that relates, to any material extent, to the financial viability of any of its Material Subsidiaries, a copy thereof;
(f)within five Business Days after receipt, notice from any Applicable Insurance Regulatory Authority of any threatened or actual proceeding for suspension or revocation of any License of any Insurance Subsidiary or any similar proceeding with respect to any such License; and
(g)promptly, notice of any denial of coverage, litigation, or arbitration arising out of any Reinsurance Agreements to which any Insurance Subsidiary is a party which denial, litigation or arbitration involves $10,000,000 or more.
SECTION 5.04. Existence; Conduct of Business. Except as otherwise permitted under Section 6.03, the Borrower shall, and shall cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business.
SECTION 5.05. Payment of Obligations. The Borrower shall, and shall cause each of its Material Subsidiaries to, pay all of its Material Debt and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
SECTION 5.07. Insurance. The Borrower shall keep itself and all of its insurable properties, and shall cause each Material Subsidiary to keep itself and all of its insurable properties, insured at all times to such extent, by such insurers, and against such hazards and liabilities as is customarily carried by prudent businesses of like size and enterprise; and promptly upon the Administrative Agent's written request upon and during the continuance of an Event of Default, the Borrower shall furnish to the Administrative Agent such information about any such insurance as the Administrative Agent may from time to time reasonably request; provided that, nothing in this Section 5.07 shall be deemed to require any of the Borrower's Material Subsidiaries to enter into any Reinsurance Agreement and provided, further, that the Borrower and its Material Subsidiaries may self-insure against such hazards and risks, and in such amounts as is customary for corporations of a similar size and in similar lines of business.

SECTION 5.08. Proper Records; Rights to Inspect and Appraise. The Borrower shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and accounts in which complete and correct entries are made of all transactions relating to its business and activities. The Borrower shall, and shall cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, directors and employees, all at such reasonable times and as often as reasonably requested, but, other than in exigent circumstances, taking into account periodic accounting and regulatory compliance demands on the Borrower and its Subsidiaries.
SECTION 5.09. Compliance with Laws.
(h)The Borrower shall, and shall cause each of its Material Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws and ERISA and the respective rules and regulations thereunder) applicable to it or its property, other than such laws, rules or regulations (a) the validity or applicability of which the Borrower or any Subsidiary is contesting in good faith by appropriate proceedings or (b) the failure to comply with which cannot reasonably be expected to result in a Material Adverse Effect.
(i)Without limiting the generality of the foregoing, the Borrower and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Borrower's compliance with this Section 5.09.
SECTION 5.10. Use of Proceeds. The proceeds of the Loans will be used only to finance the general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, refinancing, replacing or exchanging existing Debt, repurchasing capital stock, making capital contributions to Subsidiaries and providing for the liquidity needs of the Borrower and its Subsidiaries). No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.11. Licenses. The Borrower shall, and shall cause each of its Insurance Subsidiaries to, do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for any Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations except for any License the loss of which could not reasonably be expected to have a Material Adverse Effect; provided, that any Insurance Subsidiary may withdraw from one or more states (other than its state of domicile)

as an admitted insurer if such withdrawal is determined by the Borrower's Board of Directors to be in the best interest of the Borrower and would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
Negative Covenants
Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Debt; Certain Equity Securities.
(j)The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Debt, except:
(i)Debt created under the Credit Documents;
(ii)Debt existing on the date hereof and listed in Schedule 6.01;
(iii)Debt of Wholly-Owned Subsidiaries to the Borrower or to other Subsidiaries;
(iv)Debt of $74,494,000 in aggregate principal amount outstanding issued under the Convertible 2004 Debt Documents (the “Convertible 2004 Debt”), and any Debt, not greater than $74,494,000 in principal amount and otherwise on terms not more restrictive on or otherwise less favorable to the Borrower in any material respect than the terms contained in the Convertible 2004 Debt Documents (the “Existing 2004 Terms”), in replacement, refinancing or exchange therefor, whether or not the notes, debentures or other instruments evidencing such replacement, refinancing or exchange Debt are exempt from registration requirements (without limiting the generality of the foregoing, it is the intention hereby that the terms of the Convertible 2004 Debt, including the effect of any modification thereof, and the terms of any Debt in exchange, refinancing or replacement thereof, (i) provide for a final scheduled maturity not earlier than the first anniversary of the Maturity Date and (ii) otherwise shall not be more restrictive on, or otherwise less favorable to, the Borrower in any material respect than the Existing 2004 Terms);
(v)Debt of $115,839,000 in aggregate principal amount outstanding issued under the Convertible 2009 Debt Documents (the “Convertible 2009 Debt”), and any Debt, not greater than $115,839,000 in principal amount and otherwise on terms not more restrictive on or otherwise less favorable to the Borrower in any material respect than the terms contained in the Convertible 2009 Debt Documents (the “Existing 2009 Terms”), in replacement, refinancing or exchange therefor, whether or not the notes, debentures or other instruments evidencing such replacement, refinancing or exchange Debt are exempt from registration requirements (without limiting the generality of the foregoing, it is the intention hereby that the terms of the Convertible 2009 Debt, including the effect of any modification thereof, and the terms of any Debt in exchange, refinancing or replacement thereof, (i) provide for a final scheduled maturity not earlier than the first anniversary of the Maturity Date and (ii) otherwise shall not be more restrictive on, or otherwise less favorable to, the Borrower in any material respect than the Existing 2009 Terms);
(vi)Subordinated Debt;
(vii)Debt of $200,000,000 in aggregate principal amount issued under the Convertible 2010 Debt Documents (the “Convertible 2010 Debt”), and any Debt, not greater than $200,000,000 in principal amount and otherwise on terms not more restrictive on or otherwise less favorable to the Borrower in any material respect than the terms contained in the Convertible 2010 Debt Documents (the “Existing 2010 Terms”), in replacement, refinancing or exchange therefor, whether or not the notes, debentures or other instruments evidencing such replacement, refinancing or exchange Debt are exempt from registration requirements (without limiting the generality of the foregoing, it is the intention hereby that the terms of the Convertible 2010 Debt, including the effect of any modification thereof, and the terms of any Debt in exchange, refinancing or replacement thereof, (i) provide for a final scheduled maturity not earlier than September 15, 2015 and (ii) otherwise shall not be more restrictive on, or otherwise less favorable to, the Borrower in any material respect than the Existing 2010 Terms);
(viii)Debt arising under agreements of the Borrower to maintain a specified net worth of Eagle Life Insurance Company, as required by one or more insurance regulatory authorities; and
(ix)additional Debt not to exceed $50,000,000 in aggregate principal amount at any time outstanding as to the Borrower and its Subsidiaries on a Consolidated basis, of which no more than $25,000,000 in the aggregate shall be Debt secured by Liens permitted under Section 6.02 hereof.
(b)The Borrower shall not issue Current Redeemable Equity.
SECTION 6.02. Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Permitted Liens;
(b)any Lien on any property of the Borrower or any Subsidiary existing on the date hereof and listed in Schedule 6.02; provided, that (A) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)any Lien existing on any property or asset before the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that first becomes a Subsidiary after the date hereof before the time such Person becomes a Subsidiary; provided, that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (B) such Lien will not apply to any other property or asset of the Borrower or any Subsidiary, (C) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person first becomes a Subsidiary permitted hereunder, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (D) the principal amount of Debt secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of the Borrower) of such property at the time it was acquired (by purchase, construction or otherwise);
(d)Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided, that (A) the Debt secured by such Liens is permitted by, as applicable, Section 6.01, (B) such Liens and the Debt secured thereby are incurred before or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Debt secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such Liens will not apply to any other property of the Borrower or any Subsidiary;
(e)Liens to secure a Debt owing to the Borrower;
(f)Liens in favor of clearing agencies or securities trading exchanges in connection with option derivative transactions arising due to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder;
(g)Liens securing obligations under Hedging Agreements entered into by the Borrower or any Subsidiary for bona fide hedging purposes and not for speculation; and
(h)any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by a Lien permitted by any of clauses (b), (c), (d) or (e) of this Section; provided, that such Debt is not increased (except by the amount of fees, expenses and premiums required to be paid in connection with such refinancing, extension, renewal or refunding) and is not secured by any additional assets.
SECTION 6.03. Fundamental Changes. (a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).
(b)The Borrower shall not, nor shall it permit any of its Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of property to be used in the ordinary course of business, Assumed Reinsurance in the ordinary course of business, Investments permitted under Section 6.04, and capital expenditures in the ordinary course of business.

(c)The Borrower shall not, nor shall it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or Property, whether now owned or hereafter acquired.
(d)Neither the Borrower nor any Subsidiary will engage in any business other than the providing of insurance (including insurance agency) and other financial services (including banking and investment advisory services) and businesses related or incidental thereto; provided, that at least one-half of the Borrower's Consolidated revenues, determined in accordance with GAAP, shall be derived from the providing of insurance (including insurance agency).
Notwithstanding the foregoing provisions of this Section 6.03:
(i)any Subsidiary of the Borrower may be merged or consolidated with or into: (A) the Borrower if the Borrower shall be the continuing or surviving corporation or (B) any other Subsidiary; provided, that if any such transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;
(ii)any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Borrower or a Wholly-Owned Subsidiary of the Borrower; and
(iii)the Borrower or any Subsidiary may merge, consolidate with or acquire any other Person so long as (A) the surviving corporation is the Borrower or such Subsidiary, (B) no Default is in existence or would occur after giving effect to such merger, consolidation or acquisition, (C) the business activity engaged in by such other Person would be permitted under Section 6.03(d) hereof if such other Person were a Subsidiary of the Borrower prior to such merger, consolidation or acquisition, (D) after giving effect to such merger, consolidation or acquisition, the Borrower shall be in compliance on a pro forma basis with the financial covenants set forth in Sections 6.11, 6.12, 6.13 and 6.14 for the most recently ended Fiscal Quarter and (E) the aggregate consideration in connection with all such mergers, consolidations and acquisitions during any calendar year shall not exceed $50,000,000.
SECTION 6.04. Investments. The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, make or permit to remain outstanding any Investments except (i) Investments outstanding on the date hereof and identified in Part B of Schedule 3.07, (ii) operating deposit accounts with banks, (iii) Permitted Investments, (iv) Investments by the Borrower and its Material Subsidiaries in their respective Wholly-Owned Subsidiaries, (v) Hedging Agreements entered into in the ordinary course of the Borrower's or such Subsidiary's business and not for speculative purposes, (vi) any Convertible 2010 Debt Hedges and (vii) as to the Borrower, any investment that would be permitted to be made by any of its Insurance Subsidiaries.
SECTION 6.05. Asset Sales. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any property, including any Equity

Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary, except:
(a)sales of used or surplus equipment and Permitted Investments in the ordinary course of business;
(b)Sale-Leaseback Transactions permitted pursuant to Section 6.07; and;
(c)other sales of assets, other than any Equity Interest in a Material Subsidiary, so long as (i) immediately before and after giving effect thereto, no Default shall have occurred and be continuing, and (ii) the Borrower's S&P Rating immediately following the sale becoming known publicly is not more than one level or category lower than the Borrower's S&P Rating immediately prior to the sale becoming known publicly.
SECTION 6.06. Ceded Reinsurance. The Borrower shall not, nor shall it permit any Insurance Subsidiary to:
(a)enter into any Reinsurance Agreement in respect of ceded risk in excess of $10,000,000 with any Person other than (i) another Insurance Subsidiary, (ii) any Person for which the most recently published rating by Best is “B++” or higher or, if such Person is not rated by Best, which has a Statutory Surplus (or the equivalent thereof) of not less than $500,000,000, (iii) any Person that posts security under such Reinsurance Agreement in an amount equal to the total liabilities assumed by such Person, through a letter of credit issued by an “authorized bank” (as such term is defined by the Applicable Insurance Regulatory Authority) or a cash collateral deposit or a funds withheld trust as allowed by the Applicable Insurance Regulatory Authority or (iv) any other reinsurers acceptable to the Administrative Agent, provided however, that for purposes of the foregoing clause (ii), any “NA” designation shall not be considered a rating by Best;
(b)enter into any Reinsurance Agreement or Reinsurance Agreements with Lloyd's of London if the aggregate amount of reinsurance ceded thereby would exceed 15% of the aggregate premium volume of reinsurance ceded by the Insurance Subsidiaries;
(c)enter into any Surplus Relief Reinsurance except with another Insurance Subsidiary; provided, that the Insurance Subsidiaries may, so long as in each case the requirements in clause (a) above are satisfied, (i) continue to maintain and from time to time amend or replace the Surplus Relief Reinsurance in effect on the date hereof and described on Schedule 6.06, (ii) enter into new Surplus Relief Reinsurance arrangements so long as the aggregate amount of any increased amount arising from any amendments or replacements undertaken pursuant to clause (i), when added to the amount arising from any new arrangements, does not provide more than $75,000,000 in after-tax surplus relief benefit to the Insurance Subsidiaries and (iii) continue to maintain and from time to time amend the 2005 Reinsurance Treaty entered into by American Equity Life with Hannover Life Reassurance Company of America described on Schedule 6.06 providing reinsurance coverage for certain partial free withdrawal provisions of certain American Equity Life policies; or

(d)enter into any Reinsurance Agreement or Reinsurance Agreements if such Reinsurance Agreements will result in a 35% or more reduction of annuity deposits for the Insurance Subsidiaries in any 12-month period.
SECTION 6.07. Sale-Leaseback Transactions. The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, enter into any an arrangement with any Person (other than the Borrower or any of its Material Subsidiaries) providing for the leasing to the Borrower or any of its Material Subsidiaries for a period of more than five years of any property which has been or is to be sold or transferred by the Borrower or such Material Subsidiary to such Person or to any other Person (other than the Borrower or any of its Material Subsidiaries), to which funds have been or are to be advanced by such Person on the security of the property subject to such lease (a “Sale-Leaseback Transaction”) if, after giving effect thereto, the Value (as defined below) of all Sale-Leaseback Transactions at such time would exceed 10% of the Consolidated Net Worth of the Borrower at such time. For purposes of this Section 6.07, “Value” shall mean, with respect to any Sale-Leaseback Transaction as at any time, the amount equal to the greater of (a) the net proceeds of the sale or transfer of the property subject to such Sale-Leaseback Transaction and (b) the fair value, in the opinion of the board of directors of the Borrower of such property at the time of entering into such Sale-Leaseback Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in such lease; provided, that all obligations under such sale-leaseback agreements shall constitute Debt for purposes of calculating compliance with the covenants set forth in this Article VI.
SECTION 6.08. Restricted Payments. The Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless, both immediately before and after giving effect to such Restricted Payment, no Default exists.
SECTION 6.09. Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, Guarantees and assumptions of obligations of an Affiliate); provided, that (i) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity, (ii) the Borrower and its Subsidiaries may enter into transactions (other than extensions of credit by the Borrower or any of its Subsidiaries to an Affiliate) providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Material Subsidiaries as the monetary or business consideration that would be obtained in a comparable transaction with a Person not an Affiliate (or in the case of any management agreement or investment advisory agreement among or between the Borrower and its Insurance Subsidiaries, that is approved by the Applicable Insurance Regulatory Authorities) as determined by the Borrower and (iii) the Borrower or any Wholly-Owned Subsidiary of the Borrower may enter into any transaction with any other Wholly-Owned Subsidiary of the Borrower.
SECTION 6.10. Restrictive Agreements. The Borrower shall not and shall not permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any Material Subsidiary to create or permit to exist any Lien on any of its property or (b) the ability of any Material Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Material Subsidiary or to Guarantee Debt of the Borrower or any other Material Subsidiary; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Credit Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of, or any extension or renewal of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided, that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property securing such Debt and (v) clause (a) of this Section shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.11. Maximum Ratio of Debt to Capital. The Borrower shall not, as of the end of any Fiscal Quarter, permit the ratio of (a) its Adjusted Consolidated Debt as of such Fiscal Quarter-end to (b) its Adjusted Total Capitalization as of such Fiscal Quarter-end to be greater than 0.35 to 1.00.
SECTION 6.12. Minimum Risk-Based Capital Ratio. The Borrower shall cause American Equity Life and each other Material Insurance Subsidiary to maintain a Risk-Based Capital Ratio as of the end of any Fiscal Quarter of not less than two hundred and seventy five percent (275%).
SECTION 6.13. Minimum Coverage Ratio. The Borrower shall not permit the Coverage Ratio as of the end of any Fiscal Quarter to be less than 1.00 to 1.00.
SECTION 6.14. Minimum Statutory Surplus. At all times after the Effective Date, the Borrower shall cause American Equity Life to maintain a Statutory Surplus in an amount equal to the sum of (i) eighty percent (80%) of the Statutory Surplus of American Equity Life as of December 31, 2010, plus (ii) fifty percent (50%) of the statutory net income (positive) of American Equity Life for each Fiscal Quarter ending after the Effective Date, plus (iii) fifty percent (50%) of all capital contributed to American Equity Life following the Fiscal Quarter-end immediately preceding the Effective Date.
SECTION 6.15. Amendment of Material Documents; Prepayments.

(k)The Borrower shall not, and shall not permit any of its Material Subsidiaries to, without the prior written consent of the Required Lenders, amend, modify, supplement or waive any of its rights under its certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents, in each case in any manner that would reasonably be expected to have a Material Adverse Effect.
(l)The Borrower shall not, and shall not permit any Subsidiary to, enter into any amendment, waiver or other modification of any of the Convertible Debt Documents, any of the Trust Preferred Securities Notes or any indenture or other agreement governing the Trust Preferred Securities Notes, or of any document evidencing or otherwise governing any Material Debt (i) if the effect of such amendment, waiver or other modification is to increase the interest rate on such Debt, increase the amount of principal due on any date, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less onerous any such event or default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, or change any collateral therefor (other than to release such collateral), or (ii) if the effect of such amendment or change, together with all other amendments or changes made, is to increase in any material respect the obligations of the obligor thereunder or to confer any additional rights on the holders of such Debt (or a trustee or other representative on their behalf).
(m)The Borrower shall not, and shall not permit any Subsidiary to, enter into any amendment, waiver or other modification of any of the Convertible 2010 Debt Hedges or any of the 2010 Warrants (i) if the effect of such amendment, waiver or other modification is to increase the amount of any payment in cash due on any date that is earlier than December 31, 2014, change (to a date earlier than December 31, 2014) any dates upon which any such payment in cash is due thereunder, change any event of default or termination event or condition to an event of default or termination event with respect thereto (other than to eliminate or make less onerous any such event or default or termination event or increase any grace period related thereto) or (ii) if the effect of such amendment, waiver or other modification, together with all other amendments, waivers or other modifications made, is to increase in any material respect the obligations of the Borrower thereunder or to confer any additional rights on the counterparties thereto (or a trustee or other representative on their behalf).
(n)The Borrower shall not, and shall not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, defeasance or termination of any Subordinated Debt, except:
(i)payments (other than optional or voluntary prepayments) as and when due in respect of such Subordinated Debt but only to the extent, if any, permitted by the subordination terms, subordination agreement or intercreditor agreement (or equivalent agreement otherwise named) applicable to such Subordinated Debt; and

(ii)refinancings, replacements or exchanges of such Subordinated Debt with the proceeds of other Subordinated Debt.
SECTION 6.16. Lines of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any line or lines of business activity other than the business of owning and operating life insurance companies and providing other financial services (including banking and investment advisory services) and businesses related or incidental thereto (it being understood that the businesses of American Equity Capital, Inc., AERL, L.C., American Equity Advisors, Inc. and American Equity Investment Properties, L.C., to the extent conducted as of the date hereof, are related to the business of owning and operating life insurance companies); provided, that at least one-half of the Borrower's Consolidated revenues, determined in accordance with GAAP, shall be derived from the business of owning and operating insurance companies (including insurance agencies).
SECTION 6.17. Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year to end on any date other than December 31 of each year or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Credit Document, and such failure shall continue unremedied for a period of five (5) Business Days;
(c)any material representation, warranty or certification made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.0l(a), Section 5.0l(b), Section 5.0l(c), Section 5.0l(d), Section 5.02, Section 5.03, Section 5.04, Section 5.09 or Section 5.10 or in Article VI;

(e)the Borrower shall fail to observe or perform any provision of any Credit Document (other than those failures covered by clauses (a), (b), (c) and (d) of this Article VII) and such failure shall continue for 15 days after the earlier of notice of such failure to the Borrower from the Administrative Agent or knowledge of such failure by an officer of the Borrower;
(f)the Borrower or any of its Material Subsidiaries shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of any Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(g)any event or condition occurs that (i) results in any Material Debt becoming due before its scheduled maturity or (ii) enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity or (iii) results in the termination of or enables one or more banks or financial institutions to terminate commitments to provide in excess of $10,000,000 aggregate principal amount of credit to the Borrower or its Subsidiaries; provided that, in the case of any event described in clauses (ii) or (iii) that would permit Material Debt to be accelerated or would permit termination of such commitments, as applicable, only after the lapse of any applicable cure period, so long as the Borrower has notified the Administrative Agent immediately upon occurrence of such event, shall such event give rise to an Event of Default hereunder; and provided, further, that none of (A) the occurrence of an event or condition that requires a mandatory payment of cash, or the mandatory payment of cash, in each case, required by Section 10.01 of the Indenture described in the definition of Convertible 2004 Debt Documents (as it provides on the date hereof), (B) the occurrence of an event or condition that requires a mandatory payment of cash, or the mandatory payment of cash, in each case, required by Article 10 of the Indenture described in the definition of Convertible 2009 Debt Documents (as it provides on the date hereof), (C) the occurrence of an event or condition that requires a mandatory payment of cash, or the mandatory payment of cash, in each case, pursuant to Article 14 of the Indenture described in the definition of Convertible 2010 Debt Documents, (D) any event or condition enabling or permitting the termination, cancellation or early unwind of any 2010 Warrants, or any mandatory payment of cash upon any termination, cancellation or early unwind of any 2010 Warrants to the extent that the amount of such mandatory payment is less than or equal to the amount of any concurrent payment or payments received by the Borrower in connection with the termination, cancellation or early unwind of any Convertible 2010 Debt Hedges, nor (E) the occurrence of an event or condition that requires a mandatory prepayment of Material Debt, or the mandatory prepayment of Material Debt, in each case, required to be made by reason of the sale or other disposition (including, without limitation, condemnation or insured casualty) of assets securing such Material Debt, shall be deemed to be an event or condition described in any of clauses (i), (ii) and (iii) above;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)the Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)one or more judgments for the payment of money, not covered by insurance, in an aggregate amount exceeding $30,000,000, after giving effect to any insurance, shall be rendered against the Borrower or any of its Subsidiaries and shall remain unpaid, unvacated or undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed pending appeal or settlement thereof, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of the Borrower or any of its Subsidiaries to enforce any such judgment;
(l)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m)any Governmental Authority revokes or fails to renew any material License, permit or franchise of any Borrower or any Insurance Subsidiary, or the Borrower or any Insurance Subsidiary for any reason loses any material License, permit or franchise, or the Borrower or any Insurance Subsidiary suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material License, permit or franchise, which could reasonably be expected to result in losses or liability of the Borrower or any of the Insurance Subsidiaries, individually or in the aggregate, in excess of $10,000,000, and such event shall continue unremedied for a period of ten (10) Business Days;
(n)a Change in Control shall occur; or

(o)any material provision of any Credit Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing;
then, and in every such event (except an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

ARTICLE VIII
The Administrative Agent
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
None of the Lenders identified in this Agreement as the “Syndication Agent” or as the "Documentation Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no such Lender shall have or be deemed to have a fiduciary relationship with any other Lender. Each Lender hereby makes the same acknowledgments with respect to each such Lender as it makes with respect to the Administrative Agent in the preceding paragraph.

ARTICLE IX
Miscellaneous
SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to the Borrower, to it at 6000 Westown Parkway, West Des Moines, Iowa 50266, Attention of John M. Matovina, Chief Financial Officer (Telecopy No. (515) 221-9947);
(ii)if to the Administrative Agent, to JPMorgan Chase Bank, National Association, Loan and Agency Services Group, 10 S. Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Darren Cunningham (Telecopy No. (888) 292-9533), with a copy to JPMorgan Chase Bank, National Association, 10 S. Dearborn, 9th Floor, Suite IL1-0364, Chicago, Illinois 60603, Attention of Thomas A. Kiepura (Telecopy No. (312) 794-7684); and
(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)Notwithstanding the foregoing, upon the execution and delivery of all documentation required by Section 2.06(d) to be delivered in connection with an increase to the aggregate Commitments, the Administrative Agent, the Borrower and the new or existing Lenders whose Commitments have been affected may and shall enter into an amendment hereof (which shall be binding on all parties hereto and the new Lenders) solely for the purpose of reflecting any new Lenders and their new Revolving Commitments and any increase in the Commitment of any existing Lender.
SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by (x) the Administrative Agent and its Affiliates and the Lead Arrangers, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lead Arrangers, in connection with the syndication of the credit facilities provided for herein and (y) the Administrative Agent associated with the preparation and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)The Borrower shall indemnify the Administrative Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Credit Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent such

Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
(d)To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Credit Documents or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e)All amounts due under this Section shall be payable not later than five (5) Business Days after written demand therefor.
SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:
(A)the Borrower (such consent not to be unreasonably withheld), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B)the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 payable by the assignor or the assignee upon the effectiveness thereof; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “credit contacts” to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Subsidiaries and affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section~~.~~; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the other Credit Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement and the other Credit Documents against the Borrower or its properties in the courts of any jurisdiction.

(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the other Credit Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the other Credit Documents or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES AND AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, as Borrower
By: /s/ John Matovina
Name: John Matovina
Title: Vice Chairman, Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent
By: /s/ Thomas A. Kiepura
Name: Thomas A. Kiepura
Title: Vice President

SUNTRUST BANK, individually and as Syndication Agent

By: /s/ K. Scott Bazemore
Name: K. Scott Bazemore
Title: Vice President

DEUTSCHE BANK SECURITIES INC., as Documentation Agent

By: /s/ John S. McGill
Name: John S. McGill
Title: Director
By: /s/ Kathleen Bowers
Name: Kathleen Bowers
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By: /s/ John S. McGill
Name: John S. McGill
Title: Director
By: /s/ Kathleen Bowers
Name: Kathleen Bowers
Title: Director

BANKERS TRUST COMPANY, as a Lender
By: /s/ Jon M. Doll
Name: Jon M. Doll
Title: Vice President & Senior Lending Officer

CITIBANK, N.A., as a Lender
By: /s/ Blake Grenich
Name: Blake Grenich
Title: Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Peter J Bulandr
Name: Peter J Bulandr
Title: Senior Vice President

WEST BANK, as a Lender
By: /s/ Kevin J. Smith
Name: Kevin J. Smith
Title: Senior Vice President

Schedule 2.01

Commitments

JPMorgan Chase Bank, National Association	$30,000,000
SunTrust Bank	$30,000,000
Deutsche Bank AG New York Branch	$25,000,000
Bankers Trust Company	$25,000,000
Citibank, N.A.	$20,000,000
Associated Bank, National Association	$15,000,000
West Bank	$15,000,000
TOTAL	$160,000,000

SCHEDULE 3.07 PART A

Subsidiaries

SCHEDULE 3.07 - INFORMATION CONCERNING ACTIVITIES OF INSURER MEMBERS OF A HOLDING COMPANY GROUP
PART 1 - ORGANIZATIONAL CHART

Material Subsidiaries: American Equity Investment Life Insurance Company (all other subsidiaries are not material)

I) American Equity Investment Life Holding Company
IA FEIN #42-1447959
West Des Moines, IA 50266
December 15, 1995/Jurisdiction Iowa
A) American Equity Investment Life Insurance Company
NAIC NO. #92738, IA FEIN #42-1153896, GROUP NO. #2658
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
December 19, 1980/Jurisdiction Iowa
1) American Equity Investment Life Insurance Company of New York
NAIC NO. #11135, FEIN #22-3762465, GROUP NO. #2658
Lake Success, NY 11042
100% American Equity Investment Life Insurance Company
March 1, 2001/Jurisdiction New York
2) Eagle Life Insurance Company
NAIC No. #13183, FEIN #26-3218907, GROUP No. #2658
West Des Moines, IA 50266
100% American Equity Investment Life Insurance Company
August 28, 2008/Jurisdiction Iowa
3) AERL, L.C.
FEIN #27-0413288
West Des Moines, IA 50266
100% American Equity Investment Life Insurance Company
June 10, 2009/Jurisdiction Iowa
B) American Equity Investment Service Company
IA FEIN #42-1459400
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
September 2, 2005/Jurisdiction Iowa
C) American Equity Properties, LC
IA FEIN #42-1461598
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
September 17, 1996/Jurisdiction Iowa
D) American Equity Capital, Inc.
IA FEIN #42-1470628
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
February 16, 1998/Jurisdiction Iowa
E) American Equity Advisors, Inc.
FEIN #27-0168742
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
April 6, 2009/Jurisdiction Iowa
F01) American Equity Capital Trust I
FEIN #51-6513908
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
July 9, 1999/Jurisdiction Delaware
F02) American Equity Capital Trust II
FEIN #42-6593040
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
October 26, 1999/Jurisdiction Delaware

F03) American Equity Capital Trust III
FEIN #42-6624950
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
April 29, 2004/Jurisdiction Delaware
F04) American Equity Capital Trust IV
FEIN #51-6553461
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
December 16, 2003/Jurisdiction Delaware
F05) American Equity Capital Trust V
FEIN #20-3761213
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
March 11, 2004/Jurisdiction Delaware
F06) American Equity Capital Trust VI
FEIN #20-3761298
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
March 11, 2004/Jurisdiction Delaware
F07) American Equity Capital Trust VII
FEIN #20-1624559
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
September 14, 2004/Jurisdiction Delaware
F08) American Equity Capital Trust VIII
FEIN #20-6415950
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
December 22, 2004/Jurisdiction Delaware
F09) American Equity Capital Trust IX
FEIN #43-6924157
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
June 15, 2005/Jurisdiction Delaware
F10) American Equity Capital Trust X
FEIN #26-6026667
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
August 4, 2005/Jurisdiction Delaware
F11) American Equity Capital Trust XI
FEIN #20-3936420
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
December 15, 2005/Jurisdiction Delaware
F12) American Equity Capital Trust XII
FEIN #35-6766778
West Des Moines, IA 50266
100% American Equity Investment Life Holding Company
February 15, 2006/Jurisdiction Delaware

SCHEDULE 3.07 PART B

Investments

SCHEDULE 3.12 PART A

Material Debt Agreements

Schedule 3.12 Part A
Material Debt Agreements
Balances as of December 31, 2010
Description	Principal Outstanding	GAAP Carrying Amount	Interest Rate	Indenture	Due Date
Convertible 2010 Senior Notes	$200,000,000	$164,664,629	3.500%	Indenture, dated as of September 20, 2010	September 15, 2015
Convertible 2004 Senior Notes	74,494,000	72,637,000	5.250%	Indenture, dated as of December 6, 2004	December 15, 2024
Convertible 2009 Senior Notes	115,839,000	93,533,131	5.250%	Indenture, dated as of December 22, 2009	December 15, 2029
American Equity Capital Trust I	22,953,350	22,953,350	8.000%	Indenture, dated as of September 7, 1999	September 30, 2029
American Equity Capital Trust II	100,000,000	75,931,569	5.000%	Indenture, dated as of October 29, 1999	June 1, 2047
American Equity Capital Trust III	27,840,000	27,840,000	Floating	Indenture, dated as of April 29, 2004	April 29, 2034
American Equity Capital Trust IV	12,372,000	12,372,000	Floating	Indenture, dated as of December 16, 2003	January 8, 2034
American Equity Capital Trust VII	10,830,000	10,830,000	Floating	Indenture, dated as of September 14, 2004	September 14, 2034
American Equity Capital Trust VIII	20,620,000	20,620,000	Floating	Indenture, dated as of December 22, 2004	December 22, 2034
American Equity Capital Trust IX	15,470,000	15,470,000	Floating	Indenture, dated as of June 15, 2005	June 15, 2035
American Equity Capital Trust X	20,620,000	20,620,000	Floating	Indenture, dated as of August 4, 2005	September 15, 2035
American Equity Capital Trust XI	20,620,000	20,620,000	8.595%	Indenture, dated as of December 15, 2005	December 15, 2035
American Equity Capital Trust XII	41,238,000	41,238,000	Floating	Amended and Restated Indenture, dated as of February 15, 2006	April 7, 2036
				Amended and Restated Indenture, dated as of July 7, 2006
	$682,896,350	$599,329,679

SCHEDULE 3.12 PART B

Material Liens

NONE

SCHEDULE 3.14 PART A

Existing Equity
Rights

Schedule 3.14 (PART A)
Existing Equity Rights
Balances as of December 31, 2010
	Shares

Stock options - employees and directors	2,303,000
Stock options - agents	1,811,050
Deferred compensation agreements - officers and directors	479,972
Deferred compensation agreements - National Marketing Organizations	81,745
American Equity Capital Trust I - 736,328 Convertible Trust Preferred Securities	2,727,084
2015 Convertible Senior Notes - Conversion Price $12.50	—	(1)
2024 Convertible Senior Notes - Conversion Price $14.03	—	(2)
2029 Convertible Senior Notes - Conversion Price $9.69	2,904,570	(3)
2010 Warrants - $16.00 per share	—	(4)

(1) = There are 200,000 2015 Convertible Senior Notes outstanding with a principal amount of $1,000 each. Although we have the option to net share settle these notes upon conversion, we expect to settle these notes in cash.

(2) = There are 74,494 2024 Convertible Senior Notes outstanding with a principal amount of $1,000 each. The principal amount will be repaid in cash and any amount that our stock price exceeds the conversion price will be settled in shares of our common stock. At December 31, 2010, our stock price is at $12.55 so there are no shares issuable upon extinguishment of these notes.

(3) = There are 115,839 2029 Convertible Senior Notes outstanding with a principal amount of $1,000 each. The principal amount will be repaid in cash and any amount that our stock price exceeds the conversion price will be settled in shares of our common stock.

(4) = We sold warrants in 2010 for the purchase of up to approximately 16 million shares of our common stock at a price of $16.00 per share. The warrants expire on various dates from 12/2015 through 3/2016 and are intended to be settled in net shares.

SCHEDULE 3.14 PART B

Existing Repurchase
Obligations

NONE

SCHEDULE 6.01

Existing Debt
(See Schedule 3.12 Part A)

SCHEDULE 6.02

Existing Liens

NONE

SCHEDULE 6.06

Surplus Relief Reinsurance

Schedule 6.06 Surplus Relief Reinsurance
12/31/2010

Treaty	Reinsurer	Description

2008 Hannover Reinsurance Treaty	Hannover Life Reassurance Company	Coinsurance and yearly renewable term reinsurance agreement

2005 Hannover Reinsurance Treaty	Hannover Life Reassurance Company	Yearly renewable term reinsurance agreement covering 47% of waived surrender charges related to penalty free partial withdrawals and death on certain business

SCHEDULE 6.10

Restrictive Agreements

NONE

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:
2.    Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]     Select as applicable.]
3.    Borrower:    American Equity Investment life Holding Company
4.    Administrative Agent:     JPMorgan Chase Bank, National Association, as the administrative agent under the Credit Agreement
5.    Credit Agreement:    The Credit Agreement dated as of January 28, 2011 among American Equity Investment life Holding Company, as Borrower, the Lenders parties thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent.

6.    Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans [Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.]
$	$	%
$	$	%
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its respective securities) will be made available and who may receive such information in accordance with the Assignee's compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

[Consented to and]    [To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.] Accepted:
JPMorgan Chase Bank, National Association, as
Administrative Agent
By
Title:
[Consented to:]    [To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.]
American Equity Investment Life Holding Company
By
Title:

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
FORM OF BORROWING NOTICE

______________, 20__

The undersigned, American Equity Investment Life Holding Company (the "Borrower"), refers to the Credit Agreement, dated as of January 28, 2011 (the "Credit Agreement"), among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement. The Borrower hereby irrevocably requests a Borrowing, pursuant to Section 2.03 of the Credit Agreement, as follows:
(i)    The aggregate amount of the requested Borrowing is $___________.
(ii)    The Business Day on which the Borrower requests the Borrowing to be made is ____________, 20__.
(iii)    The requested Borrowing is an [Eurodollar] [ABR] Borrowing.
(iv)    If a Eurodollar Borrowing, the Interest Period for the requested Borrowing is ____ [one, two, three or six] months.
(v)    The requested Borrowing shall be funded to Borrower's account no. _____________________.

Very truly yours,
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:
Name: _____________________________
Title:

EXHIBIT C
REVOLVING NOTE
$___,000,000    January 28, 2011

American Equity Investment Life Holding Company, a Delaware corporation (the “Borrower”), promises to pay to ___________________ (the “Lender”) the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of JPMorgan Chase Bank, National Association in New York, New York, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Maturity Date.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.
This Revolving Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of January 28, 2011 (which, as it may be amended, restated or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and JPMorgan Chase Bank, National Association, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Revolving Note, including the terms and conditions under which this Revolving Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
This Revolving Note is to be governed by and construed and enforced in accordance with the laws of the State of New York.
[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, the undersigned has executed this Revolving Note by its duly authorized officer.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:
Print Name:
Title:

EXHIBIT D
FORM OF U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 28, 2011 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among American Equity Investment Life Holding Company, each lender from time to time party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv)
none of its partners/members is a ten percent shareholder of the Borrower within the meaning of
Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned's or its partners/members' conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2)
the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE

______________, 20__

Please refer to the Credit Agreement, dated as of January 28, 2011 (the "Credit Agreement"), among American Equity Investment Life Holding Company (the "Borrower"), the Lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent. Capitalized terms used herein have the meanings assigned to them in the Credit Agreement. The undersigned hereby certifies, in his or her capacity as a Financial Officer of the Borrower, as follows:
(i)    Enclosed herewith is a copy of the [annual audited/quarterly] financial statements of the Borrower as at ________________ (the "Computation Date"), which statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of the Computation Date on a consolidated basis in accordance with GAAP consistently applied [, subject to the absence of footnotes].
(ii)    No Default has occurred [or if a Default has occurred, specify the details of the Default and any action taken or proposed to be taken with respect thereto].
(iii)    No change in GAAP or in the application thereof has become effective since the date of, or had an effect on, the Borrower's most recent audited financial statements [or if a change has occurred or become effective, specify the change and its effect on the attached financial statements].
(iv)    The computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in Sections 6.11, 6.12, 6.13 and 6.14 of the Credit Agreement and such computations are true and correct as at the Computation Date.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:
Name: _____________________________
Title: _______________________________

Schedule to Compliance Certificate
Dated as of _________________ The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

A.Section 6.11 - Maximum Ratio of Debt to Capital
1.Adjusted Consolidated Debt	$________
Adjusted Total Capitalization:
2.Total Capitalization	$________
3.Accumulated Other Comprehensive Loss	$________
4.Accumulated Other Comprehensive Income	$________
5.(2) plus (3), or minus (4)	$________
6.Ratio of (1) to (5)	____ to 1
7.Maximum allowed	0.35 to 1.00
8.In Compliance:	Yes/No
B.Section 6.12 - Minimum Risk-Based Capital Ratio
1.Total Adjusted Capital	$________
2.Authorized Control Level Risk-Based Capital	$________
3.Item (2) multiplied by two (2)	$________
4.Ratio of (1) to (3)	_____%
5.Minimum allowed	275%
6.In Compliance:	Yes/No
C.Section 6.13 - Minimum Coverage Ratio
Borrower-Only Cash”
1.Amounts Available for Dividends	$________
2.Trailing Borrower-Only EBITDA	$_______
3.Cash and Cash Equivalents (with the value thereof determined on a mark-to market basis)	$_______
4.Sum of (1), (2) and (3)	$_______
Fixed Charges:
5.Interest Expense of the Borrower only	$_______
6.amortization of Debt discount	$_______
7.amortization of Debt issuance costs	$_______
8.(5) minus (6) and (7)	$_______
9.Restricted Payments made or incurred by the Borrower only	$_______
10.cash portion of any expense incurred by the Borrower only attributable to interest rate Hedging Agreements related to any Borrower Debt	$_______
11.principal payments owing in respect of Debt of the Borrower only, including the value of any Convertible Debt that may be put to the Borrower	$_______
12.Sum of (8), (9), (10) and (11)	$________
13.Ratio of (4) to (12)	____ to 1
14.Minimum allowed	1.00 to 1.00
15.In Compliance:	Yes/No
D.Section 6.14 - Minimum Statutory Surplus
Statutory Surplus of American Equity Life as of date of determination	$________
Minimum Required:
Eighty percent (80%) of the Statutory Surplus of American Equity Life as of December 31, 2010	$________
Fifty percent (50%) of the statutory net income (positive) of American Equity Life for each Fiscal Quarter ending after the Effective Date	$________
Fifty percent (50%) of all capital contributed to American Equity Life following the Fiscal Quarter-end immediately preceding the Effective Date	$________
Sum of (1), (2) and (3)	$________
5. In Compliance:	Yes/No